THINK NEW IDEAS, INC.
                               LOSS PER SHARE CALCULATIONS
                           YEARS ENDED JUNE 30, 1997 AND 1996

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                                                                   YEAR ENDED
                                                                     JUNE 30,
                                                             --------------------------
                                                                1997          1996
                                                             ------------ -------------

PRO FORMA LOSS PER SHARE
Net loss (Pro Forma in 1996)                                 (7,571,163)     (824,664)
Interest on convertible debt issued with conversion
  rates below the IPO price during the period beginning
  one year prior to the initial filing of the
  registration statement.                                        10,459        19,463
                                                             ----------   -----------

Net loss (Pro forma in 1996) used in the
  calculation ...........................................    (7,560,704)     (805,201)
                                                             ----------   -----------

Weighted average number of shares outstanding............     2,069,673     1,134,364
Adjustments for "cheap" shares--
 Effect of shares issued during 1996.....................          ----       882,646
 Effect of shares issued in Initial Public Offering......     1,278,219          ----
 Effect of shares issued on May 31, 1997 in
   connection with an acquisition........................        10,192          ----
 Shares issuable pursuant to convertible debt
   issued in March 1996..................................       216,667       216,667
 Shares issuable pursuant to convertible debt issued
   in April 1996.........................................       216,660       216,660
 Shares issued in August 1996 private placement .........       938,667       938,667
 Repurchases assumed, using the treasury stock method ...       (91,741)     (882,323)
                                                           ------------   -----------

Shares used in the calculation...........................     4,637,337     2,506,681
                                                           ------------   -----------

Loss per share (Pro forma in 1996)......................         $(1.63)       $(.32)
                                                           ============   ==========

SUPPLEMENTAL PRO FORMA LOSS PER SHARE
-------------------------------------

Net loss (Pro forma in 1996) used in pro
  forma loss per share calculation.....................     $(7,560,704)   $(805,201)
Interest on debt extinguished using a portion
  of proceeds obtained through the private placement
  of shares............................................          95,491      224,212
                                                            -----------    ---------
Supplemental pro forma net loss used in the
  calculation..........................................     $(7,465,213)   $(580,989)
                                                            -----------    ---------

Shares used in pro forma loss per share
  calculation..........................................       4,638,337    2,506,681
Increase in weighted average number of shares
  outstanding  if the proceeds from the shares
  sold to fund debt extinguishment had been
  used to repay debt on the date such debt was
  issued, rather than for the assumed purchase of
  treasury stock......................................           74,723      111,197
                                                            -----------   ----------
Shares used in the calculation .......................        4,713,060    2,617,878
                                                            -----------   ----------

Supplemental loss per share (Pro forma in 1996).......           $(1.58)       $(.22)
                                                             ==========    =========


NOTE - The amounts of fully diluted loss per share and supplemental loss per share would not differ from the amounts shown above.


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